SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                        Commission File Number 333-99419

(Check One): __Form 10-K __ Form 10-KSB         Form 20 ___
                                         ------
___Form 11-K  _X_Form 10-Q   ___Form N-SAR


For Period Ended:   September 30, 2003
                    ------------------

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended: ___________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

KINGSGATE ACQUISITIONS, INC.
---------------------------
Full Name of Registrant
Former Name if Applicable

Passauerplatz  #1
Address of Principal Executive Office (Street and Number)

Vienna 1010,  Austria
City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


__ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

_X (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

__ (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable. PART III -- NARRATIVE State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

     KINGSGATE ACQUISITIONS, INC. (Successor to Look Models International, Inc.),A DELAWARE CORPORATION, HEREBY REQUESTS AN EXTENSION UNTIL NOVEMBER 19, 2003 FOR THE FILING OF ITS QUARTERLY REPORT ON FORM 10-QSB FOR THE QUARTER ENDED SEPTEMBER 30, 2003. THE REGISTRANT REQUIRES ADDITIONAL TIME TO FILE THE
SEPTEMBER 30, 2003 FORM 10-QSB IN ORDER TO COMPLETE THE REQUIRED FINANCIAL STATEMENTS

PART IV-- OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


                   Wolfgang Schwarz     011-43-     1-533-5816
                   -----------------------------------------------
                   (Name)         (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s).  _X   Yes         ___    No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? _X No If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                               Kingsgate Acquisitions, Inc.
              -----------------------------------------------------
                  (Name of Registrant as Specified in Charter)

     has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2003

/s/ Wolfgang Schwarz

By: Wolfgang Schwarz
Chairman of the Board


     INSTRUCTION: The form may be signed by an executive officer of the registrant of by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.